Exhibit 10.02

Amendment No. 1 to the

OGE Energy Corp. 2003 Annual Incentive Compensation Plan

OGE Energy Corp., an Oklahoma corporation (the “Company”), by action of its Board of Directors taken in accordance with the authority granted to it by Article III of the OGE Energy Corp. 2003 Annual Incentive Compensation Plan (the “Plan”), hereby amends the Plan in the following respects effective as of January 1, 2005:

1.	By deleting the text of Article VII of the Plan and inserting in lieu thereof the following:

“Earned Award payments, if any, to be made for a Plan Year under Articles 5 and 6 shall be paid, in cash, as soon as practicable after the Plan Year during which the award was earned, but in no event later than the 15th day of the third month after the end of such Plan Year, except to the extent the Participant has elected to defer payment pursuant to the terms of any applicable plan, contract or other arrangement of Energy Corp. or a subsidiary permitting such deferral.”

2.	By deleting the last sentence of Section 8.1 of the Plan and inserting in lieu thereof the following:

“The Earned Award thus determined for a Plan Year shall be paid as provided in Article 7”.

3.	By adding a new sentence at the end of Section 8.2 of the Plan as follows:

“The Earned Award thus determined for a Plan Year shall be paid as provided in Article 7.”

4.	By deleting Section 10.1 of the Plan and inserting in lieu thereof the following:

“10.1.

Termination Other than for Cause. Notwithstanding any other provisions of the Plan, in the event a Participant’s employment with Energy Corp. or any of its subsidiaries is terminated voluntarily or involuntarily for any reason other than for cause (with cause being determined by the Committee in accordance with Section 10.2 hereof), within twenty-four (24) months after a Change of Control, the Target Company Award and Target Individual Award, if any, established for the Participant for the Plan Year in progress at the time of the employment termination, prorated for the number of days in the Plan Year in which the Participant was employed by Energy Corp. or any of its subsidiaries, up to and including the date of termination, shall be paid to the Participant within ten (10) business days after termination or, to the extent the Participant has elected to defer payment pursuant to the terms of any applicable plan, contract or other arrangement of Energy Corp. or a subsidiary permitting such deferral, deferred pursuant to the terms of such plan, contract or arrangement.”

IN WITNESS WHEREOF, OGE Energy Corp. has caused this instrument to be signed in its name by a duly authorized officer on this 17th day of April, 2008.

OGE Energy Corp.

By: /s/ Peter B. Delaney

Chairman, President and Chief Executive Officer